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                                                                     EXHIBIT 5.1


March 31, 2000

Vignette Corporation
901 South Mopac Expressway
Austin, Texas  78746

Re:  REGISTRATION STATEMENT ON FORM S-3

Ladies and Gentlemen:

     We have examined the Registration Statement on Form S-3 filed by Vignette Corporation (the "Company") with the Securities and Exchange Commission on March 31, 2000 (the "Registration Statement"), in connection with the registration under the Securities Act of 1933, as amended, of up to 2,657,067 shares of the Company's Common Stock of certain stockholders of the Company (the "Shares").
As your counsel in connection with this transaction, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the sale and issuance of the Shares.

     It is our opinion that the Shares are legally and validly issued, fully paid and non-assessable.

     We consent to the use of this opinion as an exhibit to the said Registration Statement, and further consent to the use of our name wherever appearing in said Registration Statement, including the prospectus constituting a part thereof, and in any amendment or supplement thereto.

                              Very truly yours,

                              /s/ Gunderson Dettmer Stough
                              Villeneuve Franklin & Hachigian, LLP

                              GUNDERSON DETTMER STOUGH
                              VILLENEUVE FRANKLIN & HACHIGIAN, LLP